Exhibit 99.3

POWER OF ATTORNEY

We, the undersigned, under the authority granted to each of us to sign jointly on behalf of Novartis AG, hereby grant powers to Anja Konig, Bartosz Dzikowski, Stephan Sandmeier, Florent Gros and Beat Steffen and constitute and appoint any two of them jointly as our true and lawful attorneys and representatives and to act on our behalf and to sign filings to be made with the U.S. Securities and Exchange Commission (the “SEC”) relating to the shares of Altimmune, Inc. held by Novartis Bioventures Ltd, an indirect subsidiary of Novartis AG, as required by the SEC (the “SEC Filings”), and to undertake and carry out all tasks and formalities on our behalf which may be required in connection with giving effect to the SEC Filings.

We, the undersigned, undertake to ratify and confirm whatever our true and lawful attorneys do or purport to do in good faith in the exercise of any power conferred by this Power of Attorney.

We, the undersigned, declare that a person who deals with our true and lawful attorneys in good faith may accept a written statement signed by such attorneys to the effect that this Power of Attorney has not been revoked as conclusive evidence of that fact.

Effective as of the date signed below, this Power of Attorney replaces in its entirety that certain power of attorney granted with respect to the SEC Filings of Altimmune, Inc. on the 21st day of June 2016.

The authority granted by this Power of Attorney shall expire immediately after the SEC Filings are no longer required.

IN WITNESS WHEREOF, this Power of Attorney is duly signed on this 11th day of August 2017.

Novartis AG

By:	/s/ Christian Rehm
Name: Christian Rehm
Title: Authorized Signatory

By:	/s/ Katja Roth Pellanda
Name: Katja Roth Pellanda
Title: Authorized Signatory